Exhibit 10.1

State of Utah
Department of Commerce

Division of Occupational and Professional Licensing

GARY R. HERBERT
Governor

FRANCINE A. GIANI
Executive Director

MARK B. STEINAGEL
Division Director

May 25, 2012

BROADVIEW UNIVERSITY
STEPHANIE SLATER MSN/ED, RN
CHAIR, DEPT. OF NURSING
1842 W 7800 S
West Jordan UT 84088

Dear Ms. Slater:

During their May 3, 2012 Education Committee meeting, Committee members made a motion to recommend to the Utah Board of Nursing the following:

- Allow Broadview University to continue to teach nursing students on a quarter by quarter basis until September 2013 as long as the program continues to meet all requirements of Statute and Rule. The NCLEX-RN pass rates for each quarter must be within 5% of the national average or higher for the same quarter.
- Broadview University nursing program can not accept any new nursing students.
- An articulation agreement with an approved nursing education program must be in place by June 7, 2012 which would transfer the students from Broadview University nursing education program if the program fails to meet the standards as required in Statute and Rule.

At the May 10, 2012 Board of Nursing meeting, a motion was made and approved to accept the recommendations from the Education Committee. The Board of Nursing recommendation was forward to the Division.

The Division of Occupational and Professional Licensing has accepted the recommendation from the Board of Nursing. In addition, Broadview University Nursing Education program must also continue to remain in compliance with the December 9, 2011 Memorandum of Understanding.

If you have any questions, please contact me at (8010 530-6789 or by e-mail at dhobbins@utah.gov.

Sincerely,

Debra Hobbins, DNP, LSAC, RN
Bureau Manager
Bureau 7

UTAH
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